FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR.  VICE PRESIDENT, CHIEF FINANCIAL
                                           OFFICER
                                           (817) 347-8200

                    BOMBAY ANNOUNCES FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE - MAY 18, 2005

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the quarter ended April 30, 2005 was $122.1 million compared to $123.6 million for the corresponding period of the prior year. Same store sales for stores open more than one year declined 5% for the thirteen-week period. Revenue from non-store activity, including Bailey Street Trading Company, Internet, Mail Order and International amounted to 7% of total revenue for the quarter compared to 10% for the first quarter of the prior year primarily due to softness in Internet and mail order. The net loss for the quarter ended April 30, 2005 was $8.0 million or $0.22 per share compared to a loss of $5.7 million or $0.16 per share for the same period last year.

     James D. Carreker, Chairman and Chief Executive Officer, stated, "Although we were pleased with our April sales results, they were not sufficient to offset the poor sales of February and March. Less sales leverage and unusual expenses, such as professional fees, during the first quarter combined to generate disappointing earnings. Although the additional Sunday related to the Easter shift contributed approximately half of our comparable store sales improvement for April, we were encouraged by the trends in traffic, conversion and average unit retails for the month. We expect to continue the pace set in April through our second quarter. The improved quality and freshness of our inventory and our increased marketing investments should continue to drive sales and earnings. Additionally, we are well positioned for the coming quarters with improvements in merchandise flow, assortments and store presentations. We are maintaining our earnings guidance for the year."

     For the first quarter, revenue from retail stores increased 1% as revenue generated from net new stores more than offset the 5% decline in same store sales. Revenue from the Internet and mail order declined $2.3 million for the quarter while revenue from our wholesale channels declined approximately $0.6 million. The average retail ticket increased 2% compared to the prior year while total transaction count, including new store sales activity, fell 2% compared to the prior year.

     Gross margin for the first quarter declined 220 basis points primarily due to the deleveraging effect of fixed costs on the lower revenue base. Buying and store occupancy costs increased $1.4 million due to the higher store count and increased 140 basis points from 22.1% of revenue to 23.5% of revenue this year, due to the negative same store sales. Product margins declined 80 basis points due primarily to the deleveraging effect of logistics costs on the lower revenue base.

     SG&A expenses increased $0.7 million or 100 basis points but included approximately $1.0 million associated with the Accenture merchandise strategy
study and higher audit fees as a result of the Fiscal 2004 restatement.   Other
corporate overhead expenses and four-wall store SG&A expenses were tightly controlled. Marketing expense declined 30 basis points due to changes in the strategy, although there were higher spending levels later in the quarter.
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      The Company ended the quarter with $151.5 million of inventory, which was
$20.4 million higher than the prior year. The increase was driven by higher levels of inventory in transit from the vendors due to the acceleration of the timing of new product introductions planned for July as well as higher inventory levels to support the growing BombayKIDS business. The Company had $28.4 million in borrowings under its credit facility as of the end of the quarter.

     During the first quarter, the Company opened 17 stores, including four combination stores, and closed 24 stores as it continued the migration from mall to off-mall locations. During the second quarter, the Company expects to open 7 stores and close approximately 5 to 7 stores. The year-end store count is expected to be in the range of 500 to 505 stores.

     In conjunction with this release, you are invited to listen to Bombay's conference call with management that will be conducted on Thursday, May 19, 2005 at 10:00 a.m. Central Time. The Company will review the first quarter and the outlook for Fiscal 2004. Interested parties should dial 212-676-5380 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at noon Central Time at 800-633-8284. The access code is 21226541. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 495 retail outlets, specialty catalogs and the internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product; acceptance of new product offerings; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans including risks associated with the strategy to move stores off-mall; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; rising fuel and energy costs and their impact on the operations of the business; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including duties on bedroom furniture imports from China and the possibility that the scope of such duties will be expanded to encompass additional countries or product categories; risks associated with international business; fluctuations in foreign currency exchange rates; terrorism; war or threat of war; potential travel or import/export restrictions due to communicable diseases; regional weather conditions; hiring and retention of adequate and qualified personnel. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

                                       * * *
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
                      THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                  (Dollars in thousands, except per share amounts)




                                                                    THREE MONTHS ENDED

                                                                    APRIL 30,  MAY 1,
                                                                      2005      2004
                                                                             (Restated)
Net revenue                                                         $122,111  $123,581
Costs and expenses:
  Cost of sales, buying and store occupancy costs                     95,253    93,622
  Selling, general & administrative expenses                          40,059    39,320

Operating loss                                                      (13,201)   (9,361)
  Interest income (expense),net                                        (312)        22

Loss before income taxes                                            (13,513)   (9,339)
Income tax benefit                                                   (5,513)   (3,596)
Net loss                                                            ($8,000)  ($5,743)

 Net loss per basic & diluted share                                  ($0.22)   ($0.16)

Avg. common shares outstanding                                        35,939    35,430

Avg. common shares outstanding and dilutive potential common shares
                                                                      35,939    35,430

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures, net of sales proceeds                           $5,011    $5,708
Depreciation and amortization                                         $4,581    $4,438

Stores opened                                                         17        7
Stores closed                                                         24        13

Store composition:
  Large format                                                        376      359
  Regular stores                                                      17        22
  Outlets                                                             47        46
  KIDS                                                                55        38
   Total                                                              495      465

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


                      THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS
                                      (UNAUDITED)

(Dollars in thousands)
                                                 APRIL 30,  MAY 1,
                                                   2005      2004
                                                          (Restated)
ASSETS

Current assets:
   Cash and short-term investments               $ 10,386  $ 14,567
   Inventories                                    151,549   131,122
   Other current assets                            32,783    28,072

Total current assets                              194,718   173,761

Property and equipment, net                        92,746    73,902
Goodwill, net                                         423       423
Other assets                                       10,445     6,000

TOTAL ASSETS                                     $298,332  $254,086

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses          $ 41,527  $ 30,851
  Notes payable to banks                           28,361         -
  Accrued payroll and bonuses                       4,202     3,821
  Gift certificates redeemable                      7,850     6,404
  Accrued insurance                                 4,029     3,699
   Total current liabilities                       85,969    44,775

Accrued rent and other non-current liabilities     37,942    23,932

Stockholders' equity:
   Preferred stock                                      -         -
   Common stock                                    38,150    38,150
   Additional paid-in capital                      79,743    79,497
   Retained earnings                               65,737    80,199
   Accumulated other comprehensive income (loss)      794     (261)
   Treasury stock                                 (8,554)  (10,713)
   Deferred compensation                          (1,449)   (1,493)

   Total stockholders' equity                     174,421   185,379

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY
                                                 $298,332  $254,086

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